Exhibit 2.2

Netshare Solutions GmbH Purchase Agreement

Notarial Deed No. 09/2004

Executed

at Hannover	This day of January 30, 2004

appeared before me, the undersigned
notary
Harald Wilhelm
In Hannover

the following persons, to No. 1.) identified by official passport:

1.                                       Mr. Werner Kuno Löchle, born on December 10, 1950,
with business address at Stuttgarterstraße 123, D-71229 Leonberg,

who for the purpose hereof is not acting in his own name, but in the name and on behalf of

PurchaseSoft Inc.,

with its principal place of business in 7514 Girard Avenue, Suite 1440,

La Jolla, CA 92037, U.S.A.

on the basis of the attached power of attorney dated January <XX>, 2004.

The notary did not verify the power of the party designated in the power of attorney to act on behalf of the entity set forth therein. Insofar, he is indemnified from any liability.

Known personally:

2.                                       Mr. Gerd Redöhl, born on July 12, 1953,

residing in Am Walde 5, D-38176 Wendeburg,

who for the purpose hereof is not acting in his own name, but in his capacity as managing director with sole signature acting in the name and on behalf of

TCC Vertriebsgesellschaft mbH

with its principal place of business in Hannover/Germany, registered with the Commercial Register of the Local Court of Hannover/Germany under HRB 57430.

The notary verified proper representation by inspection of the Commercial Register of the Local Court of Hannover.

3.                                       Mr. Dipl.-Ing. Lars Baumann, born Steckmann, born on March 9, 1971, residing in An der Schwarzen Riede 20, D-30657 Hannover,

4.                                       Mr. Dipl.-Ing. Andreas Jäckle, born on August 15, 1966,
residing in Wilhelm-Raabe-Weg 10, D-30938 Burgwedel,

5.                                       Mr. Dipl.-Ing. Michael Brusberg, born on February 12, 1969, residing in Roseggerstraße 8, D-30173 Hannover,

6.                                       Mrs. Dipl.-Oec. Tanja Casado Hempel, born on September 16, 1972, residing in Windthorstraße 8, D-30167 Hannover.

After asking the parties present, the notary ascertained that there is no prior involvement according to § 3 para. 1 no. 7 of the Notarization Act.

The persons appearing, acting as stated above, asked for the notarization of the following:

AGREEMENT
for the Sale and Assignment of Shares

§ 1

Objects of the Agreement

(1)                                  Shareholders of SHA Fünfund-

sechzigste Vermögensverwaltungs-und Beteiligungsgesellschaft mbH (in future named “netshare solutions GmbH”) with its principal place of business in Hannover/Germany (hereinafter referred to as “Company”), registered with the Commercial Register of the Local Court of Hannover under HRB No. 61159, are:

a)                                      TCC Vertriebsgesellschaft mbH
with a capital share in the nominal amount of EUR 10,000.00

b)                                     Mr. Lars Baumann

with a capital share in the nominal amount of EUR 3,750.00

c)                                      Mr. Andreas Jäckle

with a capital share in the nominal amount of EUR 3,750.00

d)                                     Mr. Michael Brusberg

with a capital share in the nominal amount of EUR 3,750.00

e)                                      Mrs. Tanja Casado Hempel

with a capital share in the nominal amount of EUR 3,750.00

Total	EUR 25,000.00

The persons listed above under lit. a) through e) are hereinafter collectively referred to as “the Sellers”.

The total share capital of the Company amounts to EUR 25,000.00 (in words: Euro twenty-five thousand).

The capital shares referred to in sentence 1 above are fully paid-in.

(2)                                  Sellers hereby sell their capital shares in the total amount of EUR 25,000.00 in the Company as referred to in para. 1 above to PurchaseSoft, Inc. (hereinafter referred to as “Purchaser”).

Purchaser hereby accepts such sale.

§ 2

Purchase Price

(1) The purchase price for the capital shares sold in accordance with § 1 para. 2 above (hereinafter referred to as “Purchase Price”) shall be

a)                                      for the capital share owned by TCC Vertriebsgesellschaft mbH EUR 13,000.00 and the transfer of title of 800,000 shares of

Purchaser’s common stock,

b)                                     for the capital share owned by Mr. Lars Baumann the transfer of title of 1,800,000 shares of Purchaser’s common stock,

c)                                      for the capital share owned by Mr. Andreas Jäckle the transfer of title of 1,800,000 shares of Purchaser’s common stock,

d)                                     for the capital share owned by Mr. Michael Brusberg the transfer of title of 1,800,000 shares of Purchaser’s common stock,

e)                                      for the capital share owned by Mrs. Tanja Casado Hempel the transfer of title of 1,800,000 shares of Purchaser’s common stock,

(2) The Purchase Price is due within ten banking days after the notarization of this Agreement. Insofar as the Purchase Price consists of Purchaser’s common stock, Sellers shall be provided with respective stock certificates within this period.

(3) The purchase price for the capital

shares sold in accordance with § 1 para. 2 lit. b)-e) above shall be increased for each of these sellers by EUR 7,500.00 respectively,

if the cumulative revenue of the Company, calculated since February 1, 2004, reaches

a)	EUR	300,000.00	,
b)	EUR	800,000.00	,
c)	EUR	1,440,000.00	and
d)	EUR	2,000,000.00	.

The increase of the purchase price, if any, shall become due within ten banking days after the managing directors of the Company informed Purchaser in writing about the respective cumulative revenue.

§ 3

Effective Date; Right to Receive Profits

The sale of the capital shares to Purchaser becomes effective immediately together with all rights and duties, including the right to receive profits for the current business year and previous years, as far as there are no shareholders’ resolutions on the distribution of profits.

§ 4

Assignment

Sellers hereby - subject to full payment of the Purchase Price according to § 2 para. 1 and 2 above and full payment according to § 8 para. 5 below - transfer their capital shares referred to in § 1 para. 1 above in the total nominal value of EUR 25,000.00 to Purchaser with immediate effect. Purchaser hereby accepts such transfer.

§ 5

Declaration of Consent

The shareholders of the Company and Mr. Lars Baumann and Mr. Andreas Jäckle in their capacity as managing directors of the Company approved of the transfer of the capital shares. The respective Shareholders’ Resolution and Declaration of Consent are attached hereto as Exhibits 1 and 2.

§ 6

Representations and Warranties

The Sellers hereby jointly and severally guarantee, represent and warrant to Purchaser in the meaning of an independent guarantee pursuant to § 311 para. 1 German Civil Code as of the date hereof that:

a)                                      The information in § 1 above is true and complete in all respects.

b)                                     The capital shares sold and transferred are free and clear of any rights of third parties, the Sellers are free to dispose of their respective capital shares and this free disposal is not restricted by any rights of pre-emption, option rights or other rights of acquisition of third parties.

There are no dormant partnerships, loans coupled with a share in the profits, profit-orientated extra-pay or any other obligations with regard to the results of the Company.

c)                                      The Company is duly incorporated and validly existing under the laws of Germany and is qualified to transact business in all locations in which it presently transacts business and has power to carry on its business as now being conducted; the Company’s Articles of Association (“Satzung”) attached as Exhibit 3 are presently valid and in force and no changes have been resolved.

d)                                     The 2003 Annual Report of the Company has been prepared in accordance with applicable laws and accounting principles generally accepted in Germany. The balance sheet in the Annual Report fairly represents the financial position of the Company as of December 31, 2003. The result stated in the income statement in the Annual Report fairly represents the result of the operations of the Company for the period indicated.

e)                                      Since January 1, 2004, the Company has conducted its business in the normal and ordinary course and has not, other than in the ordinary course of business,

(i)                          disposed of or created any charges or rights over any asset

(ii)                       assumed any actual or contingent liability.

f)                                        Apart from the reservations made in lit. s) below, the Company has good and marketable title to all its assets, free and clear of any liens, encumbrances, pledges or claims.

g)                                     The Company does not own any real property.

h)                                     There are no material agreements of the Company other than those entered into in the ordinary course of business and attached as Exhibit 4. The entry into this Agreement or any of the transactions contemplated herein will not result in the breach of any of the terms of any agreement which is material to the Company.

i)                                         All outstanding accounts receivables (less any reserves made for them) will be valid and enforceable claims against customers, for goods or services delivered or rendered in the ordinary course of business, and will be collectible within ninety (90) days after the date hereof.

j)                                         The Company does not use or require any intellectual property rights other than such as are presently owned or licensed and validly used without infringing any third party’s rights; a list of the Company’s intellectual property rights is attached as Exhibit 5.

k)                            The Company does not have any liabilities, fixed or contingent, other than the following:

(i)                           liabilities arising since January 1, 2004 in the ordinary course of business,

(ii)                        liabilities which are to be discharged after the date hereof under any agreement entered into by the Company in the ordinary course of business,

(iii)                     liabilities which are disclosed in this Agreement or any of its Exhibits.

l)                               The Company is covered by insurance according to the details in Exhibit 6. Said insurances offer an adequate coverage against all risks normally insured against by companies carrying on the same or a similar business.

m)                         Exhibit 7 contains a list of all persons employed by the Company, specifying their names, titles, rates of compensation and other material fringe benefits. There are no pension liabilities whatsoever.

n)                           There are no authorizations given by the Company in force by which any person may enter into any commitment outside the ordinary course of business on behalf of the Company.

o)                           There are no pending or threatened legal proceedings, litigation, arbitration, administrative proceedings, governmental investigations or claims involving the Company.

p)                           The Company has filed all tax returns required to have been filed by it and has paid or provided for all taxes which have become due or will become due in respect of the period prior to the date hereof. There are no claims or proceedings pending with respect to the Company for past due taxes, and Sellers do not know of any such threatened claims.

q)                           The Company has at all times complied with all applicable environmental laws, regulations and licenses and all environmental licenses are valid and subsisting. There is no civil, criminal or administrative action, claim, investigation or other similar proceeding pending against the

Company from or relating to the breach of any environmental law, regulation or license.

r)                              The accounts, registers, financial and other records of the Company have been fully and accurately completed and they are kept, together with all other documents of the Company, at the premises of the Company.

s)                            With the exception of the payment of the purchase price, the Company fulfilled all of its obligations under the Contract for the Purchase of Parts of the Business of netshare Aktiengesellschaft, concluded with the insolvency administrator of this company on January 19, 2004; this contract is attached as Exhibit 8. After payment of the purchase price, the Company will be unrestricted owner of all assets and rights purchased according to the terms of said contract.

t)                              There are no agreements, contracts or transactions of any kind between the Sellers and the Company.

u)                           The information contained in the Exhibits and all information given by or on behalf of Sellers to Purchaser or its advisors or agents is true and accurate in all material respects and not misleading. All facts concerning the shares and/or business and affairs of the Company which the Purchaser has a reasonable interest to know have been disclosed to him.

§ 7

Indemnification

(1)                        The Sellers shall jointly and severally defend, indemnify and hold harmless the Purchaser or, upon Purchaser’s choice to be made in writing, the Company from and against any and all loss, damage, cost and expense related to, caused by or arising from any misrepresentation or breach of warranty.

(2)                        Purchaser shall be entitled to choose in writing whether Sellers have to compensate Purchaser or the Company by payments or by putting Purchaser or the Company into the same position as if the misrepresentation or breach of warranty had not occurred or existed.

§ 8

Additional Covenants

(1)                        Sellers are aware that Purchaser’s common stock acquired as part of the Purchase Price is subject to Rule 144 of the US-SEC (Securities and Exchange Commission); Sellers hereby undertake to make any and all additional declarations that might be necessary to effectively acquire legal title to these shares of Purchaser.

(2)                        Mr. Andreas Jaeckle shall resign from his post as managing director of the Company immediately upon notarization of this Agreement and shall be employed with the Company according to the employment contract attached as Exhibit 9, thereby canceling his current managing director contract.

(3)                        Mr. Lars Baumann shall continue to act as managing director of the Company according to the terms of a managing director contract to be negotiated between the Parties within 30 days after the notarization of this Agreement.

(4)                        Mr. Michael Brusberg and Mr. Lars Baumann provided to Sparkasse Hannover security in the amount of EUR 100,000.00 for a loan granted to netshare AG. If Sparkasse Hannover recourses to this security, Purchaser shall assume 50 % of this security, but in no case more than EUR 50,000.00, on terms still to be agreed between the Parties.

(5)                        Purchaser shall provide the Company upon Purchaser’s choice either with a working capital loan or a payment into the capital reserve in the amount of EUR 187,000.00; payment is due immediately after notarization of this Agreement.

(6)                        Purchaser shall provide Sellers with a confirmation of its company secretary within 30 days after notarization of this Agreement, stating that the Board of Directors of Purchaser entirely approved of the conclusion of this Agreement.

§ 9

Limitation Period

Any claims of Purchaser according to § 7 of this Agreement shall be fully effective and enforceable until December 31, 2006. The limitation period will be interrupted by a written notification to Seller; however, the limitation period will lapse if Purchaser does not file an action with an appropriate court until June 30, 2007 at the latest.

§ 10

Confidentiality

(1)                        The Parties agree not to disclose to any third party the subject matter or terms of this Agreement. This obligation can only be terminated by mutual consent. Any publication of the subject matter or terms of this Agreement requires the written consent of all Parties.

(2)                        This obligation does not apply to any duty to disclose by law or administrative rule; in addition, the Parties are free to provide their respective advisors which are bound by professional rules of secrecy with all necessary information. Moreover, Purchaser is exempted from the obligation of confidentiality according to para. 1 above with respect to its representatives, shareholders and their representatives.

§ 11

Costs and Taxes

(1)                        Taxes on transaction profits, if any, shall be borne by the respective Sellers.

(2)                        The Parties shall equally bear the costs connected with the notarization of this Agreement.

(3)                        Each Party bears its own costs, especially the costs of its advisors.

§ 12

Final Provisions

(1)                        This Agreement shall be subject to German law. Any dispute relating to this Agreement shall be exclusively submitted to the Courts of Hannover.

(2)                        For any claims under this Agreement the German version shall prevail. The English version is only a translation of the German version.

(3)                        This Agreement contains the entire agreement and understanding among the Parties with respect to the transactions contemplated hereby. Any amendment with respect to any provision of this Agreement shall not be effective unless the same shall be notarized.

(4)                        Should any provision of this Agreement be invalid in whole or in part, this shall not affect the validity of the remaining contractual provisions. The same applies in case of a contractual gap. In lieu of the invalid provision or as a provision filling the gap, an appropriate provision shall be deemed agreed, which, to the extent legally possible, comes as close as possible to what the contracting parties would have agreed upon, had they taken this aspect into account when drafting this Agreement.

(5)                        The notary is asked to provide copies of this deed as follows:

a)                            the Parties:

one certified copy each,

b)                           the Company:
one certified copy (as notification according to § 16 GmbHG),

c)                            the Fiscal Authorities:

one certified copy each,

d)                           Dr. Matthias Döring, c/o Schrade & Partner, Bismarckallee 15, 79098 Freiburg:

e)                            Herr Werner Kuno Löchle, Stuttgarterstraße 123, 71229 Leonberg,

one uncertified copy.

The above document have been read in the presence of the notary. The parties agreed not to read the exhibits in detail. It has been approved of by the persons appearing, acting as indicated, and personally signed as follows:

PurchaseSoft, Inc.	Andreas Jäckle

TCC Vertriebsgesellschaft mbH	Michael Brusberg

Lars Baumann	Tanja Casado